Exhibit 99.2
Contact:
Rod Hise
The Luminis Group, Ltd.
for Third Wave Technologies Inc.
+1 (608) 807-4607
For Immediate Release
Third Wave’s InPlex™ CF Molecular Test Receives FDA Clearance
Marks second successful FDA submission by the company
MADISON, Wis., March 14, 2008 — Third Wave Technologies Inc. (NASDAQ: TWTI) today announced that the company has received clearance from the U.S. Food and Drug Administration of its InPlex™ CF Molecular Test. The test simultaneously detects and identifies cystic fibrosis mutations in patient DNA samples. The InPlex™ CF Molecular Test delivers the accuracy of Third Wave’s Invader® chemistry in an easy-to-use microfluidic card developed in collaboration with 3M Co.
     In studies submitted to the FDA as part of the company’s clearance application, the InPlex™ CF Molecular Test achieved 100% agreement on cystic-fibrosis positive samples and 99.96% overall agreement when compared to DNA sequencing, the standard for genotype determination.1
     The InPlex™ CF Molecular Test is a genotyping test that provides information for cystic fibrosis carrier screening for adults of reproductive age as recommended by the American College of Medical Genetics (ACMG) and the 2005 American College of Obstetrics and Gynecology (ACOG)2, as an aid in newborn screening for cystic fibrosis, and in confirmatory diagnostic testing for cystic fibrosis in newborns and children. The Third Wave InPlex™ CF Molecular Test panel includes mutations and variants recommended by the 2004 ACMG.3
     “Upon evaluation in our academic-hospital clinical laboratory, we found the InPlex™ CF card was sensitive and specific, and required minimal hands-on time and training,” said Dr. Monique Johnson, research assistant professor in the Department of Molecular and Medical Genetics at Oregon Health and Science University. “With minimal start-to-finish time, the InPlex™ CF card generated easily-decipherable data and was overall an excellent CF testing platform.” Dr. Johnson is the lead author of “A Comparative Study of Five Technologically Diverse CFTR Testing Platforms,” which was published in the Journal of Molecular Diagnostics in July 2007.
     “Customers consistently tell us that InPlex™ CF is the easiest method on the market,” said Kevin T. Conroy, president and chief executive of Third Wave. “More than 70 labs are employing our InPlex™ analyte specific reagents, making InPlex™ the most reported method in use today. We believe the clearance of the InPlex™ CF Molecular Test will enable Third Wave to expand our 15% cystic fibrosis market share and further establish our leadership in the $270-million genetic and pharmacogenetic testing market.
     “The FDA clearance of our InPlex™ CF Molecular Test marks the second successful submission by the talented, innovative team at Third Wave and affirms the company’s commitment to seeking FDA clearance for its clinical diagnostic products,” Mr. Conroy said.

About Cystic Fibrosis
     Cystic fibrosis is a fatal genetic disease that affects more than 30,000 Americans. It is the most common inherited disease in North America, with one in 31 Americans carrying a cystic fibrosis mutation.4 Testing for cystic fibrosis provides critical information about parents’ carrier status. It also aids in the early diagnosis of newborns with cystic fibrosis, which greatly improves the medical treatment and options for those patients.
About Third Wave Technologies
     Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit http://www.inplexcf.com or company’s website at www.twt.com.
1InPlex™ CF Molecular Test Package Insert.
2Mennuti M. “Lights! Camera! Action!” Obstetrics and Gynecology Vol. 97, No 4:539-541 (2001).
3Watson M.S. et.al. “Cystic fibrosis population carrier screening: 2004 revision of American College of Medical Genetics mutation panel.” Genet. Med. 6:387-91 (2004).
4Cystic Fibrosis Foundation website accessed March 11, 2008.
All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company’s ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.